McGuire Woods
                              Battle & Boothe LLP
                                One James Center
                              901 East Cary Street
                         Richmond, Virginia 23219-4030
               Telephone/TDD (804) 775-1000 o Fax (804) 775-1061


                                                                       Exhibit 5


                                 June 23, 1998


Securities and Exchange Commission
Washington, D.C. 20549

Dear Sir or Madam:

         This will refer to the Registration Statement on Form S-8 (the "Registration Statement" that is being filed by AMF Bowling, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to 3,718,201 shares of Common Stock, par value $0.01 per share, of the Company for issuance under the AMF Bowling, Inc. 1998 Stock Incentive Plan. The 3,718,201 shares referenced above includes 1,718,201 shares of Common Stock peviously registered, but not issued, in connection with the AMF Bowling, Inc. 1996 Stock Incentive Plan and which are being carried over and deemed covered by the Registration Statement.

         We are of the opinion that the 3,718,201 shares of Common Stock being registered under the Registration Statement, when issued or sold in accordance with the terms and provisions of the 1998 Stock Incentive Plan, will be duly authorized, legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                Very truly yours,


                                McGuire, Woods, Battle & Boothe LLP